ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement (hereinafter referred as the “Assignment”) is made effective as of December 31, 2009, by and between JPMorgan Investment Advisors Inc., a Delaware corporation (“JPMIA), J.P Morgan Investment Management, Inc., a Delware corporation (“JPMIM”) and The Variable Annuity Life Insurance Company, a Texas corporation (“VALIC”).

WHEREAS, JPMIA entered into that certain Investment Sub-Advisory Agreement, dated as of January 1, 2002 (the “Agreement”), with VALIC that designates JPMIA as the investment manager for the VALIC Company II Small Cap Value Fund, as listed on Schedule A hereto (the “Fund”) to JPMIM; and

WHEREAS, the assignment of the Agreement by JPMIA to JPMIM pursuant to this Assignment will not result in (a) a change of control or management of the investment adviser to the Fund, (b) a material change in the nature or the level of actual investment advisory and administrative services provided to the Fund, or (c) a change in the investment management personnel who manage the Fund, and, therefore, is not an assignment for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties to this Assignment agree as follows:

1.        Effective December 31, 2009, JPMIM hereby assumes all rights, obligations, responsibilities, and liabilities of JPMIA under the Agreement that relate to the Fund.

2.        Effective December 31, 2009, JPMIA is hereby released from all of its obligations, responsibilities and liabilities under the Agreement that relate to the Fund.

3.        Effective December 31, 2009, the Agreement, as it relates to the Fund, shall have the same force and effect as if such Agreement were executed by JPMIM.

4.        VALIC hereby consents to such assignment and assumption.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the effective date above written.

JPMorgan Investment Advisors Inc. Company		The Variable Annuity Life Insurance

By:	/S/ KATHLEEN BARABAS	By:	/S/ KURT BERNLOHR

Name:	Kathleen Barabas	Name:	Kurt Bernlohr
Title:	Vice President	Title:	Senior Vice President

J.P. Morgan Investment Management Inc.

By:	/S/ SCOTT MORITZ

Name:	Scott Moritz
Title:	Vice President

Schedule A

to

Assignment and Assumption Agreement dated December 31, 2009

Fund:

Small Cap Value Fund